EXHIBIT 5.1

ANGLIN FLEWELLING RASMUSSEN CAMPBELL & TRYTTEN LLP

199 SOUTH LOS ROBLES AVENUE, SUITE 600

PASADENA, CALIFORNIA 91101-2459

TELEPHONE: (626) 535-1900

FACSIMILE: (626) 577-7764

www.afrct.com

February 6, 2009

Farmer Bros. Co.

20333 South Normandie Avenue

Torrance, California 90502

Re:	Registration Statement on Form S-8 with respect to 1,000,000 shares of Common Stock, par value $1.00 per share

Ladies and Gentlemen:

We have acted as counsel to Farmer Bros. Co., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,000,000 share of common stock, $1.00 par value per share (the “Shares”), issuable under the Farmer Bros. Co. 2007 Omnibus Plan (the “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2009 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor (not less than par value) in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ANGLIN, FLEWELLING, RASMUSSEN,
CAMPBELL & TRYTTEN LLP